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                                                      [NAVARRE CORPORATION LOGO]

FOR ADDITIONAL INFORMATION:
Cary Deacon, Corporate Relations Officer    Jim Gilbertson, Vice President and
763-535-8333                                Chief Financial Officer
cdeacon@navarre.com                         763-535-8333
                                            jgilbert@navarre.com
Joyce Fleck Vice President Marketing
763-535-8333
jfleck@navarre.com

                  NAVARRE CORPORATION ACQUIRES BCI ECLIPSE, LLC

         REPRESENTS COMPANY'S EXPANSION INTO DVD/VIDEO CONTENT OWNERSHIP


MINNEAPOLIS, MN -- November 5, 2003 -- Navarre Corporation (Nasdaq: NAVR), a leading distributor and publisher of a broad range of home entertainment and multimedia software products, today announced that it has acquired the assets of BCI Eclipse, LLC. Founded in 1988, by David Catlin, BCI Eclipse is recognized as a significant provider of niche DVD/Video products. BCI Eclipse's DVD/Video and audio collection represents exclusively licensed titles and in-house produced CD's and DVD's. BCI Eclipse's unaudited revenues for the trailing twelve months ended October 31, 2003 were approximately $19 million with a 43% gross margin rate.

Under terms of the acquisition, a newly formed subsidiary of Navarre acquired all assets of BCI Eclipse using a combination of cash, assumed debt and stock. The amount of the foregoing approximated $15 million. The Company expects that the transaction will be accretive to its current fiscal year's results. As well, the Company anticipates that the acquisition will add $0.08 to 0.10 per share in its next fiscal year commencing April 1, 2004.

Eric Paulson, Chairman and Chief Executive Officer stated, "The acquisition of BCI Eclipse is part of Navarre's strategy for growth with expanded content ownership and gross margin enhancement. BCI Eclipse has secured a strong and profitable foothold in the DVD/Video segment and this move will enhance Navarre's overall position in the category with our customers. The DVD/Video industry continues to show solid growth. BCI/Eclipse proprietary audio products will contribute to our direction of enhancing products and services to our new mass merchandise customers. We are pleased to have Ed Goetz, a recognized industry veteran and his excellent team joining Navarre."

Ed Goetz, President of BCI Eclipse, will continue in his duties managing the day-to-day operations reporting to Eric Paulson, Navarre's Chairman and Chief Executive Officer. David Catlin, BCI Eclipse's founder, will remain in an advisory capacity for 12 months. The company is headquartered in Newbury Park, California.

Ed Goetz, President of BCI Eclipse added, "I am very pleased to be joining the Navarre organization. We share many of the same customers and Navarre's significant volume, industry relationships, assets and recognized distribution capabilities will provide for continued expansion of BCI's business."

CONFERENCE CALL
In conjunction with this announcement, Navarre will host a conference call tomorrow, Thursday, November 6, 2003, at 11:00 EST. Investors can access this call via a live web cast on the Company's web site, www.navarre.com, or by dialing 785-830-1974, conference ID NAV. A replay of the conference call will be archived on the Company's web site for one week. Additionally, the archived call can be accessed beginning one hour following the call's completion by dialing 1-800-839-3617, and which will be available through Sunday, November 9, 2003.

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NAVARRE CORPORATION ACQUIRES BCI/ECLIPSE                                  Page 2

About Navarre Corporation
Navarre Corporation (Nasdaq: NAVR) provides distribution and related services to leading developers and retailers of home entertainment content, including PC software, audio and video titles, and interactive games. Encore, Navarre's majority-owned subsidiary, is a leading interactive publisher in the videogame and PC CD-ROM markets. Navarre's client-specific delivery systems allow its product lines to be seamlessly distributed to over 18,000 retail locations throughout North America. The Company provides such value-added services as inventory management, Web-based ordering, fulfillment and marketing and EDI customer and vendor interface. Since its founding in 1983, Navarre has built a base of distribution partnerships with a broad base of leading retailers across the mass merchant, music, computer and office specialty, wholesale club and military PX channels, as well as software content developers from all categories of the industry and independent record labels encompassing all musical genres. For more information, please visit the Company's Web site at http://www.navarre.com.

                                   Safe Harbor

"The statements in this press release that are not strictly historical are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, the Company's dependence upon a limited number of large customers that account for a significant part of its business, developments in the retail and consumer markets for prerecorded music products and computer software products, the Company's ability to successfully increase its sales of video and DVD products, retail consumer buying patterns, the ability of the Company and the music industry generally to maintain or increase sales in light of the wide-spread internet-based music swapping and file sharing by consumers, new and different competition in the Company's traditional and new markets, seasonality in its business and the fact that a large portion of the Company's revenues have traditionally been related to the holiday selling season, the Company's ability to successfully act as distributor to on-line retailers, the Company's ability to manage its inventory, the Company's dependence upon recording labels and artists, the Company's dependence upon obtaining and maintaining license agreements with software publishers, the Company's ability to react to changes in the distribution of software and prerecorded music, the Company's dependence upon a key employee, namely, Eric H. Paulson, Chairman of the Board, President and Chief Executive Officer who has been with the Company since its inception in 1983, the ability of the Company's majority-owned subsidiary Encore Software, Inc, a videogame and CD-ROM publisher, to successfully develop and distribute new and existing products, the ability of the Company to integrate the business of BCI Eclipse, and the ability of BCI Eclipse to develop and distribute DVD/Video prodiucts. A detailed statement of risks and uncertainties is contained in the Company's reports to the Securities and Exchange Commission, including in particular the Company's Form 10-K for the year ended March 31, 2003. Investors and shareholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release "NAVARRE CORPORATION ACQUIRES BCI/ECLIPSE", dated November 5, 2003, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward- looking statements in order to reflect events or circumstances that may arise after the date of this press release.


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